Exhibit 10.4

May 15, 2008
William J. Caragol
c/o VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Dear Bill:
          VeriChip Corporation, a Delaware corporation (the “Company”), desires to retain your executive services for the period following the Company’s sale of Xmark Corporation, a corporation governed under the laws of Canada and the Company’s wholly-owned subsidiary (“Xmark”), to The Stanley Works, a Connecticut corporation (“Stanley”) (such sale being referred to herein as the “Xmark Transaction”). Your services will include service as the Company’s President and Chief Financial Officer and any other responsibilities that the Company’s Board of Directors and you determine to be reasonable in the future.
          All of the compensation-related plans (other than that certain VeriChip Corporation Executive Management Change in Control Plan among the Company, you, Daniel A. Gunther and Michael J. Feder, dated March 2, 2007 (the “Change in Control Plan”) currently in place between you and the Company will remain the same, except as noted below.
1.	Salary – Your salary will remain $203,500, paid on a bi-weekly basis, subject to normal tax withholdings.

2.	Term – This letter agreement will continue on a month-to-month basis, and either party may terminate this letter agreement upon 30 days’ prior written notice to the other party.

3.	Incentive Compensation – As incentive for achieving the maximum distribution to stockholders of the Company, you will receive a bonus of $50,000 if the total distributed cash or equity value to such stockholders is at least $21.5 million. For all amounts over $21.5 million, you will receive a cash bonus equal to 4% of the amount that exceeds $21.5 million. For example, if the total cash or equity value distributed to stockholders of the Company is $25.25 million, you will receive $200,000 (i.e., $50,000 + $150,000). Your rights and interest in the incentive plan set forth in this Section 3 will be absolute, regardless of your employment status at the time of the final cash or equity distribution, provided that the Company does not terminate this letter agreement for cause, with said cause being defined as a conviction of a felony or your being prevented from providing services under this letter agreement as a result of your violation of any law, regulation and/or rule. Notwithstanding anything herein to the contrary, the incentive compensation provided under this Section 3 shall not exceed US$200,000 in the aggregate.

4.	Benefits – All health benefits that are currently in place will remain in effect throughout the term of your employment (whether full-time or part-time). In the event that this letter agreement is terminated by the Company at any time, your health benefits will be paid for by the Company until the earlier to occur of (a) the expiration of the three-month period following the end of your full-time or part-time employment, (b) your employment by a company that provides health benefits or (c) the date the escrow arrangement in connection with the Xmark Transaction is terminated.

5.	Termination – In the event that this letter agreement is terminated by the Company at any time, then the Company will pay three months of continuing salary as severance, payable on or before the 30th day of the Company’s termination notice.

6.	Equipment – You will be entitled to keep the laptop, printer and monitor that you currently use. All Company files on your laptop are the property of the Company and shall be returned to the Company upon the termination of this letter agreement.

7.	Waiver/Release – You hereby make the following promises:
a.	Upon the signing of the stock purchase agreement in connection with the Xmark Transaction, you agree that you hereby waive any right you have to recover any severance payment, change of control payment, bonus or success fee, or constructive termination payment under any other agreement or plan of the Company, other than (i) as provided herein and (ii) as contemplated under the Change in Control Plan. You acknowledge that this letter agreement supersedes any entitlement you may have had to any severance or change-of-control payments, bonus or success fees, or constructive termination payments, other than the amount due you under the Change in Control Plan arising out of the Xmark Transaction. The Company acknowledges the $1,131,400 liability to you under the Change in Control Plan, resulting from the Xmark Transaction. Such payment will be made to you under the terms of the Change in Control Plan.

b.	Simultaneous with and as a condition to the payment of the amount due you under the Change in Control Plan, you hereby agree as follows:
(i) You, on behalf of yourself and each of your personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledge full and complete satisfaction of, and fully and forever waive, release, acquit, and discharge the Company and/or any of its past or present members, officers, directors, affiliates (excluding Applied Digital Solutions, Inc. d/b/a Digital Angel), employees, stockholders, associates, owners, partners, accountants, representatives, lawyers, agents, parents, subsidiaries, predecessors, successors and assigns, and each of such entities’ members, officers, directors, affiliates, employees, stockholders, associates, owners, partners, accountants, representatives, lawyers and agents, and their respective parents, subsidiaries, predecessors, successors, assigns, estates, personal representatives, beneficiaries and heirs, and all persons acting by, through, under, or in concert with them, or any of them, whether or not they are specifically referred to therein (hereinafter collectively referred to as the “Released Parties”), from any and all claims, causes of action, grievances, demands, rights, liabilities, damages of any kind, obligations, costs, expenses, liabilities, and debts, of every kind and nature whatsoever, whether based on statute, tort, contract, common law, equity, or other theory of recovery, whether known or unknown, suspected or unsuspected, or fixed or contingent, which you hold or at any time previously held against the Company arising out of or relating to your employment with the Company prior to the closing of the Xmark Transaction, under the terms set forth within the letter agreement from the Company to you, as agreed to and accepted on August 2, 2006 (the “Offer Letter”), or ever had or presently have against the Released Parties, or any of them, for any reason whatsoever during the time period preceding the closing of the Xmark Transaction, including, but not limited to, any claims in your capacity as an officer or stockholder of the Company, or as a current or former employee, officer or stockholder of any of the Released Parties, with the exception of claims challenging the validity of, or alleging breaches of, this letter agreement. The general release contemplated within this Section 7 specifically includes, but is not limited to, any further obligation under the Change in Control Plan, other than the amount due you upon the closing of the Xmark Transaction. Notwithstanding the foregoing, you retain all rights conferred to you under this letter agreement, as well as the restricted stock award agreements between the Company and you, dated March 2, 2007 and January 24, 2008, including any claims in connection therewith.
(ii) You hereby agree not to sue or pursue any claim or action against the Company with respect to any cause of action released in this Section 7. You agree that, if any such claim referenced herein is filed, pursued or otherwise prosecuted, you waive your right to relief from such claim, including the right to damages, attorneys’ fees, costs, and any and all other relief, whether legal or equitable, sought in connection with such claim. You further agree that, if you, or anyone on your behalf, file, pursue or otherwise prosecute any such claim, you shall be liable for the payment of all damages and costs, including attorneys’ fees, incurred by the Company in connection with such claim, and the Company shall no longer be obligated to make any severance or constructive termination payment not already made to you, except as contemplated under this letter agreement.
(iii) You represent and warrant to the Released Parties that there has been no assignment or other transfer of any interest in any claim by you, with respect to any of the claims set forth in Section 7(b)(i), that you may have against the Released Parties or any of them.
(iv) You hereby agree that the general release contained in this Section 7 is intended to cover all matters related to your employment with the Company prior to the closing of the Xmark Transaction, including, without limitation, any and all payments under the Offer Letter and the Change in Control Plan, including any severance payment, change of control payment, bonus or success fee, or constructive termination payment under any other agreement or plan of the Company.
(v) No reference within the general release contained in this Section 7 to any specific claim, statute or obligation is intended to limit the scope of the general release, and, notwithstanding any such reference, the general release contained in this Section 7 will be effective as a full and final bar to all claims that are released herein.
(vi) The Company expressly acknowledges that the foregoing releases do not release the Company of any obligations to pay the amounts due to you under either this letter agreement or the Change in Control Plan.
c.	You acknowledge that the performance of your obligations under this letter agreement, including, but not limited to, your agreement to the terms of the general release contained within this Section 7, is an express condition to the Company’s obligations to pay any amounts due to you under either (i) this letter agreement or (ii) the Change in Control Plan.
8.	Governing Law and Venue – The internal substantive laws of the State of Florida, excluding its conflict and choice of law principles, shall govern all questions related to the execution, construction, validity, interpretation and performance of this letter agreement and to all other issues and claims arising under or related to it. Any action to enforce the terms of this letter agreement shall be brought in a court of competent jurisdiction located in West Palm Beach, Florida.

9.	Severability – The provisions of this letter agreement are fully severable. Therefore, if any provision of this letter agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions will be modified or restricted to the extent, and in the manner, necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it will be excised from the agreement without affecting the validity or enforceability of any of the remaining provisions.

10.	Entire Agreement – This letter agreement sets forth the entire agreement between the parties hereto, and supersedes any prior agreements between the parties hereto pertaining to the subject matter of this letter agreement, including the Offer Letter.

11.	No Representations – The parties to this letter agreement acknowledge that, except as set forth herein, no representations of any kind or character have been made by any other party or the party’s agents, representatives, or attorneys to induce the execution of this letter agreement. It is further understood and agreed that you have not relied upon any advice whatsoever from the Company or the Company’s attorneys in agreeing to enter into this letter agreement.
12.	No Modification and Waiver – No modification or waiver of the terms of this letter agreement shall be effective, unless it appears in a writing signed by both parties to this letter agreement.

13.	Interpretation of Agreement – The language of all parts in this letter agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party to this letter agreement notwithstanding any later-claimed ambiguities.

14.	Successors and Assigns – This letter agreement will be binding upon, and will inure to the benefit of, you and your personal and legal representatives, heirs, devisees, executors, successors, and assigns, and the Company and its successors and assigns.

15.	Counterparts – This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Furthermore, signatures delivered via facsimile transmission shall have the same force and effect as the originals thereof, except that any party to this letter agreement has the right to insist on receipt of the original signature of the other party before complying with its own obligations under this letter agreement.

16.	Agreement May Become Null and Void – If applicable, this letter agreement shall become null and void and have no further force or effect upon the earlier to occur of (i) the purchase agreement in connection with the Xmark Transaction not being executed by the parties thereto by May 23, 2008 or (ii) the closing date of the Xmark Transaction not occurring on or prior to December 31, 2008, under either of which circumstances the current terms of your employment shall remain in full force and effect without modification.
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Sincerely,	Accepted by:

VERICHIP CORPORATION

/s/ Scott R. Silverman	/s/ William J. Caragol
Scott R. Silverman	William J. Caragol
Chairman and Chief Executive Officer	President and Chief Financial Officer

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